As filed with the Securities and Exchange Commission on February 6, 2026

No. 333-283098

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-283098

UNDER
THE SECURITIES ACT OF 1933

_________________________

Sunrise Communications AG

(Exact name of registrant as specified in its charter)

_________________________

Switzerland (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Thurgauerstrasse 101b

8152 Glattpark (Opfikon), Switzerland

Tel: +41 58 777 76 66

(Address of Principal Executive Offices)

Remuneration Regulations of the Board of Directors of Sunrise Communications AG, Opfikon

(Full title of the plan)

Marcel Huber

General Counsel & Chief Corporate Affairs Officer

Sunrise Communications AG

Thurgauerstrasse 101b

8152 Glattpark (Opfikon), Switzerland

Tel: +41 58 777 76 66

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Doreen E. Lilienfeld, Esq. Allen Overy Shearman Sterling US LLP 599 Lexington Avenue, New York, NY 10022 (212) 848-4000	Andreas Müller Homburger AG Prime Tower, Hardstrasse 201, CH-8005 Zurich +41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Sunrise Communications AG (the “Registrant”), Registration No. 333-283098, filed with the U.S. Securities and Exchange Commission on November 8, 2024, covering (i) 50,000 shares of Class A common shares, par value CHF 0.10 per share (“Class A common shares”), of the Registrant; and (ii) 100,000 shares of Class B shares, par value CHF 0.01 per share (“Class B shares”) of the Registrant

The Registrant has terminated all offerings of its Class B shares pursuant to the above-referenced Registration Statement. This Post-Effective Amendment is being filed in order to deregister all Class B shares that were registered under the Registration Statement, in accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. This Post-Effective Amendment does not operate to deregister or otherwise affect any and all Class A common shares that were registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Opfikon, Switzerland, on February 6, 2026.*

SUNRISE COMMUNICATIONS AG

/s/ Marcel Huber
Name:	Marcel Huber
Title:	General Counsel & Chief Corporate Affairs Officer

*	Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment.